Exhibit 5.1
November 17, 2010
LPL Investment Holdings Inc.
One Beacon Street
Boston, Massachusetts 02108
Re: LPL Investment Holdings Inc.
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 47,035 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of LPL Investment Holdings Inc., a Delaware corporation (the “Company”), including 4,276 shares of Common Stock to cover over-allotments, if any. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 42,759 shares are being offered by certain shareholders of the Company (the “Selling Stockholder Shares”) and up to 4,276 shares are being offered by the Company (the “Company Shares” and, together with the Selling Stockholders Shares, collectively the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, certain stockholders of the Company and the underwriters named in therein.
We have acted as counsel for the Company in connection with the proposed issuance of the Company Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered pursuant to the Underwriting Agreement, and, with respect to the Company Shares, issued against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,
/s/  Ropes & Gray LLP
Ropes & Gray LLP